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                                                                  Exhibit 99.1


                                [LETTERHEAD]

For Immediate Release



         TERAGLOBAL COMMUNICATIONS NAMES LAWRENCE LACERTE AS A DIRECTOR



San Diego, California (December 13, 1999) -- TeraGlobal Communications Corp. (OTC-BB:TGCC), the first company with a true convergence solution for voice, video and data, has named Lawrence Lacerte as a Director of the Company.

     Mr. Lacerte, 47, founded Lacerte Software Corporation in 1979 to provide software for professional tax preparers. Under his leadership, that company grew to become the industry leader with more than 35,000 CPA firms using its products. In May 1998, Intuit Corporation acquired Lacerte Software in a transaction valued at $400 million. Following the sale, Mr. Lacerte founded Lacerte Technologies, a company specializing in technology and Internet-related ventures.

     "I am excited to be a part of this organization," said Larry Lacerte. "TeraGlobal's communication technology can revolutionize the way the world conducts business, educates its children, and entertains its people. I think this company has a very bright future. I am looking forward to playing a more direct role in its management."

     "We are thrilled to have Larry join us," said David Fann, CEO and Chairman of the Board of TeraGlobal. "We are continually evaluating candidates whose business experience and judgement will add value to our Board and our shareholders. Larry has proven that he can execute in a rapid growth environment. In building Lacerte Software, he faced many of the implementation and operation challenges that we will have to address as we ramp up our TeraMedia(TM) service rollout."

     Mr. Lacerte also serves on the boards of directors of various technology companies, including Citadel Technology, Inc., How2.com, Inc., Worldpoint Interactive, Inc., and Fandom.com, Inc. Mr. Lacerte is actively involved in the community, serving on the boards of the SMU Cox School of Business, the Hockaday School, St. Mark's School of Texas, the Juvenile Diabetes Foundation and the Crystal Ball Advisory Board.


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LACERTE NAMED TERAGLOBAL DIRECTOR                                       Page Two
December 13, 1999




     Mr. Lacerte is TeraGlobal's third outside director, joining Mr. Jack Cecil and Mr. William McCoy. Mr. Cecil is the President of Biltmore Farms Inc., a real estate development company, and serves on the Boards of First Union National Bank of North Carolina, Mission-St. Joseph's Health Systems, Inc., and The Association of Governing Boards of Universities and Colleges. Mr. McCoy is the acting Chancellor of the University of North Carolina and a member of the Board of Trustees of Fidelity Investments, the largest mutual fund company in the world. From 1984 to 1994, Mr. McCoy served as Vice Chairman of the Board of BellSouth Corporation and from 1986 to 1994, he served as President and Chief Executive Officer of BellSouth Enterprises.

-- TeraGlobal Communications Corp.'s new TeraMedia Service allows customers to share media-rich (voice/video/data) communication and collaboration across a secure, dedicated all-ATM network. The service integrates the hardware, software, network, and advanced compression technology necessary to deliver real-time, point-to-point and point-to-multipoint, interactive communication and collaboration solutions -- saving customers time and money while enhancing workflow efficiency and personal productivity. It has been described as revolutionary in its ability to transform the organizational communications landscape.


                                      # # #


Contacts:     TeraGlobal Sales Organization       TeraGlobal Corporate Relations
              sales@teraglobal.com                Susan Wilson (media)
              --------------------                Darren Seed (investors)
              (858) 404-5500                      investor@teraglobal.com
                                                  -----------------------
              www.teraglobal.com                  (858) 404-5500
              ------------------